EXHIBIT 99.1

FBR Reports First Quarter Financial Results

ARLINGTON, Va., April 22, 2014 (GLOBE NEWSWIRE) -- FBR & Co. (Nasdaq:FBRC) ("FBR" or the "Company"), a leading investment bank serving the middle market, today reported net after-tax earnings of $5.6 million, or $0.46 per diluted share, for the first quarter of 2014 compared to net after-tax earnings of $35.3 million, or $2.65 per diluted share, in the first quarter of 2013 and net after-tax earnings of $8.6 million, or $0.69 per diluted share, for the quarter ended
December 31, 2013.

Pretax income from continuing operations was $9.0 million in the first quarter of 2014 compared to $35.9 million in the first quarter of 2013 and $3.6 million in the fourth quarter of 2013. First quarter 2014 revenue was $54.4 million compared to $117.9 million in the first quarter of 2013 and $40.6 million in the most recent quarter. Pretax operating margin was 17% for the first quarter of this year, compared to 30% in the first quarter of 2013 and 9% in the fourth quarter of 2013.

Non-compensation fixed expenses in the first quarter of 2014 totaled $10.6 million, compared to $11.1 million and $11.3 million in the first and fourth quarters of 2013, respectively. Compensation and benefits were 57.6% of net revenue during the first quarter of 2014, which compares to 55.7% for the full year 2013.

First Quarter Overview

  Investment banking revenue was $36.6 million compared to $101.3 million in the first quarter of 2013 and $23.3 million in the fourth quarter of 2013.  This revenue was generated from 16 client engagements representing $2.6 billion in transaction value.
  Institutional brokerage generated net revenue of $15.1 million compared to $13.7 million in the first quarter and $13.7 million in the fourth quarter of 2013. These results were higher than any individual quarter in 2013. In a difficult quarter for credit trading industry-wide, our convertible and credit securities desks combined for their second highest quarterly revenue over the last eight quarters.
  The Company earned $2.6 million in net gains from principal investing activities during the quarter.
  FBR ended the first quarter of 2014 with headcount of 292 compared to 257 at the end of the first quarter of last year; this increase is primarily attributable to the group hire at the end of last year and more active college recruiting in 2013.

The Company's effective tax rate was approximately 38% for the first quarter 2014. To the extent that capital gains are generated over the remainder of the year, our ability to utilize capital loss carry-forwards will reduce our effective rate. For the full year 2014, we expect our effective tax rate to approximate 30%.

For the quarter ended March 31, 2014, FBR repurchased 262 thousand shares at an average price of $26.16 per share. The Company continues to have authority to repurchase up to 1.4 million additional shares.

Shareholders' equity was $297.9 million as of March 31, 2014, up from $290.8 million on
December 31, 2013. As of March 31, 2014, the Company's tangible book value per share was $27.30, up from $26.86 from the beginning of the year and $21.76 at the end of the first quarter last year.

"We are pleased with this quarter's results. Despite a very tough comparison with the same quarter last year, our margins and returns are where we would expect at these revenue levels," said Richard J. Hendrix, Chairman and Chief Executive Officer of FBR. "Based on our current pipeline, market share, and overall activity level, we are optimistic about the remainder of 2014 and feel that the business is positioned well for growth in a constructive capital markets environment."

Investors wishing to listen to the earnings call at 9:00 A.M. U.S. EDT, Wednesday, April 23, 2014, may do so via the Web or conference call at:

Webcast link: http://www.media-server.com/m/p/67tn8zk6

Conference call dial-in number (domestic, toll-free): 855.425.4204
Conference call dial-in number (international): 484.756.4245
Access code: 14412137

Replays of the earnings call will be available via webcast following the call.

FBR & Co. (Nasdaq:FBRC) provides investment banking, merger and acquisition advisory, institutional brokerage, and research services through its subsidiary FBR Capital Markets & Co. FBR focuses capital and financial expertise on the following industry sectors: consumer; diversified industrials; energy & natural resources; financial institutions; healthcare; insurance; real estate; and technology, media & telecom. FBR is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States. For more information, please visit www.fbr.com.

Statements in this release concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public and private securities offerings, activity in the secondary securities markets, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions. For a discussion of these and other risks and important factors that could affect FBR's future results and financial condition, see "Risk Factors" in Part I, Item 1A and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013; and other items throughout the Company's Form 10-K, and Current Reports on Form 8-K.

FBR & CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Quarter Ended
	March 31,

	2014	2013
REVENUES:
Investment banking:
Capital raising	$ 33,316	$ 99,686
Advisory	3,323	1,604
Institutional brokerage	15,091	13,705
Net investment income	3,834	2,098
Interest, dividends and other	471	833
Total revenues	56,035	117,926
Interest expense	1,677	--
Revenues, net of interest expense	54,358	117,926

EXPENSES:
Compensation and benefits	31,300	66,411
Professional services	2,938	3,456
Business development	2,368	2,133
Clearing and brokerage fees	1,224	1,604
Occupancy and equipment	3,152	3,282
Communications	2,892	2,969
Other operating expenses	1,469	2,164
Total expenses	45,343	82,019

Income from continuing operations before income taxes	9,015	35,907
Income tax provision	3,405	1,459

Income from continuing operations, net of taxes	5,610	34,448
Income from discontinued operations, net of taxes	--	806

Net income	$ 5,610	$ 35,254

Basic earnings per share:
Income from continuing operations, net of taxes	$ 0.51	$ 2.81
Income from discontinued operations, net of taxes	--	0.06
Net income	$ 0.51	$ 2.87

Diluted earnings per share:
Income from continuing operations, net of taxes	$ 0.46	$ 2.59
Income from discontinued operations, net of taxes	--	0.06
Net income	$ 0.46	$ 2.65

Weighted average shares - basic	10,968	12,268
Weighted average shares - diluted	12,087	13,292

FBR & CO.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
(Unaudited)

	March 31,	December 31,
ASSETS	2014	2013

Cash and cash equivalents	$ 170,166	$ 207,973
Receivables:
Due from brokers, dealers and clearing organizations	237,780	4,949
Customers	3,089	4,485
Other	2,026	658
Financial instruments owned, at fair value	158,252	144,743
Other investments, at cost	2,681	7,681
Furniture, equipment and leasehold improvements, net	3,651	3,286
Deferred tax assets, net of valuation allowance	28,654	30,893
Prepaid expenses and other assets	5,506	5,904
Total assets	$ 611,805	$ 410,572

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Securities sold but not yet purchased, at fair value	$ 257,987	$ 42,241
Accrued compensation and benefits	33,259	58,502
Accounts payable, accrued expenses and other liabilities	11,637	10,351
Due to brokers, dealers and clearing organizations	11,059	8,701
Total liabilities	313,942	119,795

Shareholders' equity:
Common stock	10	11
Additional paid-in capital	357,522	362,983
Restricted stock units	28,406	21,487
Accumulated other comprehensive income, net of taxes	53	34
Accumulated deficit	(88,128)	(93,738)
Total shareholders' equity	297,863	290,777
Total liabilities and shareholders' equity	$ 611,805	$ 410,572

Book Value per Share	$27.30	$26.86

Shares Outstanding (in thousands)	10,911	10,824

FBR & CO.
Financial & Statistical Supplement - Operating Results
(Dollars in thousands)
(Unaudited)

	Q-1 14	Q-4 13	Q-3 13	Q-2 13	Q-1 13
Revenues, net of interest expense	$ 54,358	$ 40,597	$ 34,056	$ 67,242	$ 117,926

Expenses:
Variable	19,763	10,809	6,587	29,572	57,966
Fixed	25,580	26,207	24,319	23,038	24,053

Income from continuing operations before income taxes	9,015	3,581	3,150	14,632	35,907
Income tax provision (benefit)	3,405	(3,603)	361	(25,700)	1,459

Income from continuing operations, net of taxes	5,610	7,184	2,789	40,332	34,448
Income from discontinued operations, net of taxes	--	1,415	3,622	2,316	806
Net income	$ 5,610	$ 8,599	$ 6,411	$ 42,648	$ 35,254

Fixed expenses from continuing operations	$ 25,580	$ 26,207	$ 24,319	$ 23,038	$ 24,053
Less: Non-cash expenses[1]	2,173	2,199	2,212	2,189	1,839
Core fixed costs from continuing operations[2]	$ 23,407	$ 24,008	$ 22,107	$ 20,849	$ 22,214

Statistical Data (Continuing Operations)
Revenues per employee (annualized)	$ 745	$ 538	$ 506	$ 1,015	$ 1,835

Employee count	292	302	269	265	257

[1] Non-cash expenses include compensation costs associated with stock-based awards.

[2] Core fixed costs is a non-GAAP measurement used by management to analyze and assess the Company's fixed operating costs. Management believes that this non-GAAP measurement assists investors in understanding the impact of the non-cash expenses noted in footnote 1.

A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these items do in fact reflect the underlying financial results of the Company and these effects should not be ignored in evaluating and analyzing the Company's financial results. Therefore, management believes fixed expenses on a GAAP basis and core fixed costs on a non-GAAP basis should be considered together.

CONTACT: Investors: Bradley J. Wright at 703.312.9678 or bwright@fbr.com
         Media: Shannon Hawkins at 703.469.1190 or shawkins@fbr.com